                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) and (c) AND AMENDMENTS THERETO FILED
                            PURSANT TO RULE 13d-2(b)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934





                               MET-PRO CORPORATION
                    ----------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
                   ----------------------------------------
                         (Title of Class of Securities)




                                   59087630306
                    ----------------------------------------
                                 (CUSIP Number)





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----------------------                                   ----------------------
CUSIP No. 59087630306        13G                         Page  2   of  5  Pages
----------------------                                   ----------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           MET-PRO CORPORATION
           SALARIED EMPLOYEE
           STOCK OWNERSHIP PLAN
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS:      23-1683282

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                                    (b)  [X](1)
           Not Applicable

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE

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                             5      SOLE VOTING POWER

                                    353,963(1)
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       0
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER

                                    353,963(1)

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    0


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           353,963 SHARES(1)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [X]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.0 %
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           EP
--------------------------------------------------------------------------------


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         Item 1(a).        Name of Issuer:


                           MET-PRO CORPORATION
                           -----------------------------------------------------
         Item 1(b).        Address of Issuer's Principal Executive Offices:


                           160 Cassell Road, Harleysville, PA 19438
                           -----------------------------------------------------
         Item 2(a).        Name of Person Filing:


                           MET-PRO CORPORATION SALARIED EMPLOYEE STOCK
                           OWNERSHIP PLAN
                           -----------------------------------------------------
         Item 2(b). Address of Principal Business Office or, if None, Residence:

                           160 Cassell Road, Harleysville, PA 19438
                           -----------------------------------------------------

         Item 2(c).        Citizenship:

                           Delaware
                           -----------------------------------------------------
         Item 2(d).        Title of Class of Securities:


                           Common Stock
                           -----------------------------------------------------
         Item 2(e).        CUSIP Number:

                           59087630306
                           -----------------------------------------------------
         Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                            (a) |_| Broker or dealer registered under Section 15
                                    of the Act,

                            (b) |_| Bank as defined in Section 3(a) (6) of the
                                    Act,

                            (c) |_| Insurance Company as defined in Section 3(a)
                                    (19) of the Act,

                            (d) |_| Investment company registered under Section
                                     8 of the Investment Company Act,

                            (e) |_| Investment Adviser registered under Section
                                    203 of the Investment Advisers Act of 1940,


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                            (f)  X  Employee Benefit Plan, Pension Fund which is
                                    subject to the provisions of the Employee
                                    Retirement Income Security Act of 1974 or
                                    Endowment Fund,

                            (g) |_| Parent Holding Company, in accordance with
                                    Rule 13d-1(b) (ii) (G),

                            (h) |_| Group, in accordance with Rule 13-d-1(b) (1)
                                    (ii) (H).

         Item 4. Ownership.

                  (a) Amount beneficially owned:

                      353,963(1)
                      ----------------------------------------------------------
                  (b) Percent of class:

                      5.0%(1)
                      ----------------------------------------------------------

                  (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote 353,963(1)

                  (ii)  Shared power to vote or to direct the vote 0

                  (iii) Sole power to dispose or to direct the disposition of
                        353,963(1)

                  (iv)  Shared power to dispose or to direct the disposition of
                        0

         Item 5.   Ownership of Five Percent or Less of a Class.

         Not applicable.




         Item 6.   Ownership of More than Five Percent on Behalf of Another
                   Person.

         Not applicable.



         Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.


         Item 8.   Identification and Classification of Members of the Group.


         Not applicable.

----------
(1) Excludes shares not owned by the Salaried Employee Stock Ownership Plan, but which are owned by persons who serve as trustees under a trust established in respect of each Plan (not in their capacities as trustees), as to which shares such Plan disclaims beneficial ownership.


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         Item 9.   Notice of Dissolution of Group.

         Not applicable.



         Item 10.  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  February  9, 1998


                                  MET-PRO CORPORATION SALARIED
                                  EMPLOYEE STOCK OWNERSHIP PLAN


                                  By: /s/ William L. Kacin
                                      ------------------------------------
                                      William L. Kacin, President,
                                      Met-Pro Corporation, Plan Administrator